Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Choice Bancorp:

We consent to the incorporation by reference in the registration statement (No. 333-224611) on Form S-8 of First Choice Bancorp of our report dated March 25, 2019, with respect to the consolidated balance sheets of First Choice Bancorp and subsidiary as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018 appearing in this annual report on Form 10‑K of First Choice Bancorp.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
March 25, 2019